Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS IMPROVED FISCAL 2010 FIRST-QUARTER RESULTS
•	Reported net income of $17.0 million for the quarter compared favorably with $8.2 million in last year’s first quarter; net income of $19.7 million excluding unusual items

•	Gross margin reaches 17.4% for the quarter compared with 10.8% for the prior-year quarter

•	North America earns $2.9 million compared with a loss of $2.3 million for last year’s first quarter

•	Cash on hand increases to $237 million
AKRON, Ohio — January 6, 2010 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today strong earnings for the fiscal 2010 first quarter ended November 30, 2009, compared with the first quarter of fiscal 2009. Reported net income for the first quarter was $17.0 million or $0.65 per diluted share, compared with net income of $8.2 million or $0.31 per diluted share for the comparable period last year. The translation effect of foreign currencies increased net income by $0.8 million in the quarter.
The fiscal 2010 first quarter included after-tax unusual charges of approximately $2.7 million primarily related to the Company’s recently announced proposed acquisition of ICO, Inc. (Nasdaq: ICOC). Last year’s first quarter included after-tax unusual charges of $0.5 million related to restructuring activities. Excluding these unusual charges, net income for the fiscal 2010 first quarter was $19.7 million, or $0.76 per diluted share, compared with $8.7 million, or $0.33 per diluted share, for the prior-year period.
Net sales for the fiscal 2010 first quarter were $362.9 million, a 6.6% decline compared with $388.3 million last year. Tonnage declined 4.5% for the quarter, which reflected the continuation of weak end markets, the Company’s actions to reduce capacity and the ongoing efforts of the Company’s North American Engineered Plastics segment to move away from low-margin business. The translation effect of foreign currency, primarily the euro, increased sales by 3.0%; however, lower market resin prices and mix negatively impacted sales by 5.1% for the quarter.
Gross margin for the quarter was 17.4% of net sales, an increase of 660 basis points from 10.8% for the first quarter of last year. The fiscal 2010 first quarter’s margin increased 110 basis points compared with the fiscal 2009 fourth quarter, which reflects the Company’s continued efforts to drive margin improvements.
Selling, general and administrative (SG&A) expense for the fiscal 2010 first quarter was $40.8 million, an increase of $6.0 million compared with $34.8 million in last year’s first quarter. Foreign exchange increased SG&A by $1.6 million. Additionally, the Company recorded $2.3
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751 1

million of ICO-related acquisition costs in the first quarter of fiscal 2010. The remaining $2.1 million increase was primarily related to bad debt expense, increased incentive compensation and less favorable mark-to-market equity compensation adjustments in the first quarter of fiscal 2010.
Additionally, the Company’s liquidity position remained strong with cash increasing to $237.0 million at the end of the quarter, compared with $228.7 million at the end of the fiscal 2009 fourth quarter.
“We are extremely pleased to report such strong profitability, especially the contribution to profit in North America where we have seen a much anticipated improvement in gross margins,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Our cost-reduction initiatives, purchasing savings and mix improvements are positively impacting the Company’s margins across the board. We also believe that, while overall volumes have not rebounded completely, we are experiencing a slow and steady recovery which is also contributing to our strong results.”
Europe — In the fiscal 2010 first quarter, sales in Europe were $271.9 million, a decrease of $8.9 million or 3.2% compared with the prior-year period. Tonnage for the quarter decreased 2.9%; the translation effect of foreign currency, primarily the euro, increased sales by 5.3%; and changes in prices and product mix decreased sales by 5.6%. The price decline was related to significant declines in resin prices.
Gross margin improved to 18.6% of sales for the quarter compared with 12.2% for the same period last year. The improved gross margin was driven by mix, both by business and product lines, and the realization of cost-reduction initiatives. The prior year’s quarter, which was severely impacted by the financial downturn, also included a charge of $3.0 million for lower of cost or market inventory adjustments. Operating income for the fiscal 2010 first quarter was $25.2 million compared with $14.0 million in the same quarter last year. Foreign exchange accounted for $1.4 million of the increase.
North America — North America earned a combined $2.9 million during the quarter, an impressive turnaround of $5.2 million from last year’s first-quarter loss of $2.3 million. Although volume was down 17.8% from the fiscal 2009 first quarter, reflecting the Company’s efforts to eliminate low-margin capacity and the continued effect of weak economic conditions, gross margin increased to 13.0% of sales from 7.0% of sales for the prior-year period. A year-over-year reduction of $2.1 million in SG&A also contributed to the profit increase.
Asia — Sales were up almost 60% for the quarter compared with the same period last year as tonnage almost doubled. Gross margin increased to 18.3% of sales compared with 7.8% for the prior-year period. The increase in gross margin reflects a favorable product mix; results of the Company’s continuous efforts to reduce higher-cost inventories; and a much more optimal capacity utilization of 86%. Operating income was $1.1 million compared with an operating loss of $0.1 million for the prior-year quarter, continuing the positive trend that began during the third quarter of 2009.
“While we are pleased to see our strategy pay off in North America’s return to profitability, we are also experiencing a recovery in Europe despite volumes that are essentially flat compared with a year ago,” Gingo said. “We continue to see strong improvement in Asia as a result of our increased focus on our growth strategy for that region.”
Cash Flow From Operations and Working Capital
Cash flow from operations was $7.2 million for the quarter, compared with $44.3 million during the same period last year. Total days of working capital increased two days from August 31, 2009, to 62 days at the end of the fiscal 2010 first quarter, but compared favorably to the 72 days the Company reported one year ago at November 30, 2008. The Company’s net debt, defined as total debt less cash and cash equivalents, was in a net positive cash position of $128.9 million, a modest improvement over the $123.9 million reported at the end of August 2009.
Update on Proposed Acquisition
As previously announced on December 2, 2009, the Company signed a definitive agreement to acquire all of the outstanding stock of ICO, Inc. (Nasdaq-GS: ICOC) pending approval of the transaction by ICO, Inc. stockholders and receipt of customary regulatory approvals. Under the terms of the agreement, the total consideration to be paid is comprised of $105.0 million in cash and 5.1 million shares of A. Schulman common stock. The merger agreement was filed as an exhibit to the Company’s Form 8-K dated December 3, 2009. After the merger closes, ICO, Inc. stockholders will own approximately 16% of the combined company. The transaction is not subject to a financing contingency. A. Schulman intends to pay the cash portion of the purchase price out of its available liquidity. The transaction is expected to close during the Company’s fiscal 2010 third quarter ending May 31, 2010.
Business Outlook
“We hope the improvement we saw across all of our business lines in the first quarter, and especially in our Engineered Plastics segment which globally outperformed our expectations, is an indicator of sustainable growth to come,” Gingo said. “While it is likely that at least some of our first-quarter improvement was due to a bubble effect as a result of the global auto incentive programs, we believe it also was a direct result of our ongoing efforts to improve our product mix, attract new customers and reduce our manufacturing costs.
“Since the first quarter is typically stronger due to seasonal effects and because the effect of incentive programs may subside, we expect a sequential decline for the second quarter. Nevertheless, the Company expects that net income for the second quarter of fiscal 2010 will be significantly better than the prior-year period, which represented the worst months of the recession from our perspective.
“For fiscal 2010, we will continue to focus on cash flow. Despite a slight increase in working capital, we have maintained our enviable cash position and performance-driven processes that will help us meet demand and execute on our strategies.”
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2010 first-quarter earnings can be accessed at 10:00 a.m. Eastern time on Friday, January 8, 2010, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are net income excluding unusual items and net income per diluted share excluding unusual items. The most directly comparable GAAP financial measures are net income and net income per diluted share. A table included in this news release reconciles each non-GAAP financial measure with the most directly comparable GAAP financial measure.
A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,000 people and has 16 manufacturing facilities in North America, Europe and Asia. Revenues for the fiscal year ended August 31, 2009, were $1.3 billion. Additional information about A. Schulman can be found at www.aschulman.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
A number of the matters discussed in this release that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding expected synergies resulting from the merger of Schulman and ICO, combined operating and financial data, the combined company’s plans, objectives, expectations and intentions and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; restrictions imposed by outstanding indebtedness; fluctuations in the prices of sources of energy or resins and other raw materials; worldwide and regional economic, business, and political conditions, including continuing economic uncertainties in some or all major product markets; changes in customer demand and requirements; business cycles and other industry conditions; the timing of new services or facilities; ability to compete; effects of compliance with laws; fluctuations in the value of currencies in major areas where operations are located, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan, and Indonesian rupiah; matters relating to operating facilities; effect and costs of claims (known or unknown) relating to litigation and environmental remediation; ability to manage global inventory; ability to develop technology and proprietary know-how; ability to attract and retain key personnel; escalation in the cost of providing employee health care; performance of the global automotive market; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the stockholders of ICO and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Schulman’s and ICO’s respective reports filed with the SEC, including Schulman’s annual report on Form 10-K for the year ended August 31, 2009 and ICO’s annual report on Form 10-K for the year ended September 30, 2008 and quarterly report on Form 10-Q for the quarter ended June 30, 2009, in each case, as such reports may have been amended. This release speaks only as of its date, and Schulman and ICO each disclaims any duty to update the information herein.
Additional Information and Where to Find It
In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. ICO SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to shareholders of ICO. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from A. Schulman, Inc. at its web site, www.aschulman.com, or from ICO, Inc. at its web site, www.icopolymers.com, or 1811 Bering Drive, Suite 200, Houston, Texas, 77057, attention: Corporate Secretary.
Participants In Solicitation
Schulman and ICO and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning Schulman’s participants is set forth in the proxy statement, dated November 6, 2009, for Schulman’s 2009 annual meeting of stockholders as filed with the SEC on Schedule 14A. Information concerning ICO’s participants is set forth in the proxy statement, dated January 23, 2009, for ICO’s 2009 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Schulman and ICO in the solicitation of proxies in respect of the proposed merger will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended November 30,
	2009	2008
	Unaudited
	(In thousands except share and per share data)
Net sales	$362,861	$388,317
Cost of sales	299,703	346,316
Selling, general and administrative expenses	40,752	34,795
Interest expense	1,054	1,250
Interest income	(253)	(849)
Foreign currency transaction (gains) losses	103	(7,306)
Other (income) expense	(1,177)	(222)
Restructuring expense	429	601

	340,611	374,585

Income from continuing operations before taxes	22,250	13,732
Provision for U.S. and foreign income taxes	5,112	4,335

Income from continuing operations	17,138	9,397
Loss from discontinued operations, net of tax of $0	(3)	(1,067)

Net income	17,135	8,330
Noncontrolling interests	(102)	(158)

Net income attributable to A. Schulman, Inc.	17,033	8,172
Preferred stock dividends	—	(13)

Net income attributable to A. Schulman, Inc. common stockholders	$17,033	$8,159

Weighted-average number of shares outstanding:
Basic	25,843	25,808
Diluted	26,056	26,026

Earnings (losses) per share of common stock attributable to A. Schulman, Inc. — Basic:
Income from continuing operations	$0.66	$0.36
Loss from discontinued operations	—	(0.04)

Net income attributable to common stockholders	$0.66	$0.32

Earnings (losses) per share of common stock attributable to A. Schulman, Inc. — Diluted:
Income from continuing operations	$0.65	$0.35
Loss from discontinued operations	—	(0.04)

Net income attributable to common stockholders	$0.65	$0.31

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	November 30, 2009	August 31, 2009
	Unaudited
	(In thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$237,021	$228,674
Accounts receivable, less allowance for doubtful accounts of $11,473 at November 30, 2009 and $10,279 at August 31, 2009	229,319	206,450
Inventories, average cost or market, whichever is lower	164,568	133,536
Prepaid expenses and other current assets	20,742	20,779

Total current assets	651,650	589,439

Other assets:
Cash surrender value of life insurance	3,098	3,101
Deferred charges and other assets	23,961	23,715
Goodwill	11,913	11,577
Intangible assets	265	217

	39,237	38,610

Property, plant and equipment, at cost:
Land and improvements	16,656	16,236
Buildings and leasehold improvements	151,782	147,121
Machinery and equipment	356,954	345,653
Furniture and fixtures	41,182	39,581
Construction in progress	5,366	4,546

	571,940	553,137

Accumulated depreciation and investment grants of $990 at November 30, 2009 and $988 at August 31, 2009	400,117	383,697

Net property, plant and equipment	171,823	169,440

Total assets	$862,710	$797,489

LIABILITIES AND EQUITY
Current liabilities:
Notes payable	$2,520	$2,519
Accounts payable	170,370	147,476
U.S. and foreign income taxes payable	11,547	8,858
Accrued payrolls, taxes and related benefits	37,017	36,207
Other accrued liabilities	38,257	32,562

Total current liabilities	259,711	227,622

Long-term debt	105,651	102,254
Other long-term liabilities	95,360	92,688
Deferred income taxes	4,401	3,954
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding — 15 shares at November 30, 2009 and August 31, 2009	2	2
Common stock, $1 par value, authorized — 75,000,000 shares, issued — 42,309,363 shares at November 30, 2009 and 42,295,492 shares at August 31, 2009	42,309	42,295
Other capital	115,952	115,358
Accumulated other comprehensive income	51,545	38,714
Retained earnings	505,588	492,513
Treasury stock, at cost, 16,207,011 shares at November 30, 2009 and August 31, 2009	(322,812)	(322,812)

Total A. Schulman, Inc. stockholders’ equity	392,584	366,070
Noncontrolling interests	5,003	4,901

Total equity	397,587	370,971

Total liabilities and equity	$862,710	$797,489

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended November 30,
	2009	2008
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income	$17,135	$8,330
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	5,750	5,871
Deferred tax provision	(1,262)	683
Pension and other deferred compensation	594	(1,252)
Postretirement benefit obligation	(22)	(48)
Net gains on asset sales	(39)	(152)
Changes in assets and liabilities:
Accounts receivable	(15,467)	34,926
Inventories	(25,945)	17,224
Accounts payable	17,617	(15,658)
Restructuring accrual	(316)	149
Income taxes	2,755	(2,711)
Accrued payrolls and other accrued liabilities	4,908	(677)
Changes in other assets and other long-term liabilities	1,503	(2,416)

Net cash provided from operating activities	7,211	44,269

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(4,367)	(11,294)
Proceeds from the sale of assets	435	213

Net cash used in investing activities	(3,932)	(11,081)

Provided from (used in) financing activities:
Cash dividends paid	(3,958)	(3,951)
Increase (decrease) in notes payable	(33)	12
Borrowings on revolving credit facilities	—	15,000
Repayments on revolving credit facilities	—	(10,000)
Common stock issued, net	(50)	65
Purchases of treasury stock	—	(1,217)

Net cash used in financing activities	(4,041)	(91)

Effect of exchange rate changes on cash	9,109	(15,062)

Net increase (decrease) in cash and cash equivalents	8,347	18,035

Cash and cash equivalents at beginning of period	228,674	97,728

Cash and cash equivalents at end of period	$237,021	$115,763

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended November 30,
	2009	2008
	Unaudited
	(In thousands, except for %)
Net sales to unaffiliated customers
Europe	$271,943	$280,847
NAMB	27,835	28,044
NAEP	34,643	44,268
NADS	13,853	25,971
Asia	14,587	9,187

Total net sales to unaffiliated customers	$362,861	$388,317

Segment gross profit
Europe	$50,533	$34,395
NAMB	3,502	2,290
NAEP	4,695	2,757
NADS	1,764	1,845
Asia	2,664	714

Total segment gross profit	$63,158	$42,001

Segment operating income
Europe	$25,155	$14,032
NAMB	2,490	692
NAEP	2,172	(926)
NADS	879	924
Asia	1,114	(147)
All other North America	(2,670)	(3,009)

Total segment operating income	$29,140	$11,566

Corporate and other	(6,734)	(4,360)
Interest expense, net	(801)	(401)
Foreign currency transaction gains (losses)	(103)	7,306
Other income (expense)	1,177	222
Restructuring expense	(429)	(601)

Income from continuing operations before taxes	$22,250	$13,732

Capacity utilization
Europe	96%	73%
NAMB	70%	87%
NAEP	81%	89%
Asia	86%	45%
Worldwide	91%	74%

A. SCHULMAN, INC.
Reconciliation of Non-GAAP Financial Measures
Net Income and Earnings Per Share Reconciliation

	Three months ended		Three months ended
	November 30, 2009		November 30, 2008
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact
	Unaudited
	(In thousands except per share data)
Net income attributable to A. Schulman, Inc. common stockholders	$17,033	$0.65	$8,159	$0.31

Adjustments, net of tax, per diluted share:
Costs related to proposed acquisition	2,266		—
Restructuring expense	299		436
Accelerated depreciation, included in cost of sales	48		—
Asset impairment	50		—
Other employee termination costs	—		101

Net income attributable to A. Schulman, Inc. common stockholders before unusual items	$19,696	$0.76	$8,696	$0.33

Weighted-average number of shares outstanding — Diluted		26,056		26,026